Exhibit 99.01: Press Release



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                              FOR IMMEDIATE RELEASE

CONTACT:
Michael J. Carroll, President & CEO
FRANKLIN OPHTHALMIC INSTRUMENTS CO., INC.
(630) 759-7666

               FRANKLIN OPHTHALMIC INSTRUMENTS CO., INC. ANNOUNCES
                  SIGNIFICANT DEVELOPMENTS IN BANK NEGOTIATIONS

         ROMEOVILLE, ILLINOIS, September 4, 1996 - Franklin Ophthalmic Instruments Co., Inc. (OTC: FKLNU, FKLNW, FKLN) - announced today that it has completed negotiations and reached an agreement with major trade creditors pursuant to which approximately $1 million of trade debt would be, (i) converted to shares of the Company's common stock (at the rate of $1.52), (ii) written-off, and/or (iii) converted to long-term notes. The agreements with the trade creditors are conditioned on, among other things, the Company's principal lender, Silicon Valley Bank (the "Bank"), converting approximately $3 million of amounts owed to it by the Company into shares of the common stock at the rate of $1.52 per share. The Company has already reached agreement with the Bank conditioned on, among other things, the Company's receipt of at least $1 million in capital and the personal guarantees (for an amount not to exceed $200,000 in the aggregate) of Michael J. Carroll, James J. Urban, and Brian M. Carroll, officers of the Company.

         The Company's agreements with trade creditors and the Bank are part of the Company's overall plan to restructure its existing debt. In addition, the Company has also negotiated increased lines of credit conditioned upon the Company's completion of the aforementioned debt restructuring, which should better enable the Company to fulfill backorders and support future sales.

         Franklin  (a.k.a.   Franklin  MOI)  sells  and  services   high-quality
instrumentation utilized by ophthalmologists, optometrists, and medical organizations. In addition, Franklin is a systems integrator for digital and electrical applications for the ophthalmic marketplace. The Company distributes over 2,000 products from over 40 manufacturers from Romeoville, Illinois.


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